Exhibit 16.1

[LETTERHEAD OF Stark Winter Schenkein & Co., LLP]

October 28, 2004

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

WE have read Item 4 of Power Save International, Inc.'s Form 8-K dated October 28, 2004, and are in agreement with the statements contained in Item 4(a). As to Item 4(b), We have no basis on which to agree or disagree with the statements made regarding Semple and Cooper LLP or the other statements contained in Item 4(b).

Very truly yours,

Stark Winter Schenkein & Co., LLP